Exhibit 23.04

CONSENT OF GRANT THORNTON LLP

We have issued our reports dated August 1, 2000 and March 26, 2000, accompanying the financial statements of One Web Place, Inc. for the year ended September 30, 1999 and Norman Levy Associates, Inc. and subsidiaries for the year ended April 30, 1999, respectively, contained in the Registration Statement and Prospectus of DoveBid Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/S/    GRANT THORNTON LLP

Minneapolis, Minnesota
June 4, 2002